Exhibit 10.K

TO:          Alexander L. Searl             DATE:  March 25, 1994

FROM:        Victor L. Lund

SUBJECT:     CONTINUING EMPLOYMENT AND SEVERANCE AGREEMENT



This will confirm American Stores Company's (the "Company's") offer of continuing employment and severance for you. The terms of our offer are set forth as follows:

1. You shall remain in active employment status for payroll and benefits purposes for the period running from your execution of this Agreement through June 30, 1997. We will expect you to perform such services as are reasonably requested by the Company through June 30th of this year. However, we understand that you will need to begin your efforts to secure a new position during the next several months, including arranging and attending interviews, and therefore we will not expect you to be available to perform services for the Company on a full-time basis during this period. You will continue to receive your current compensation through June 30, 1994, even if you secure and commence new employment prior to such date. Effective July 1, 1994, or the date you commence new employment, whichever is earlier, you shall resign all titles you hold with any of our companies.

     After June 30, 1994, you will not be expected to report to the Company facilities on any type of regular basis. Instead, you agree to perform such services as may be reasonably requested by the Company. You shall perform such services at times mutually satisfactory to you and the Company, and your obligation to perform such services will not interfere with any other employment you might find. Any travel or other incidental expenses resulting from such services will be reimbursed as provided by Company policies.

     Following your resignation of titles, you are free to commence other employment and to compete with the Company provided, however, you agree that you will not recruit, solicit, or encourage any present employee of American Stores Company, its subsidiaries, affiliates, or operating companies to terminate employment with such entity for a period of one year beginning July 1, 1994.

     Your compensation during the period July 1, 1994 through June 30, 1997 will be $7,200.00 per month, less applicable deductions.

2. As part of this Agreement and during the term of it, you hereby acknowledge the proprietary nature of the non-public financial information, business records, real estate and business plans and programs, trade secrets, documents, contracts of every description, manuals and statements of policy with which you have or will become familiar with during your employment and the legitimate interest of the Company and its affiliates in protecting same from disclosure to others without the written consent of the Company. In this regard, you agree not to use or disclose such matters to any individual or organization, either as an employee or consultant, unless and to the extent that such information or materials become generally known to and available for use by the public, and to recognize the right of the Company to enjoin such disclosure and hold you responsible through an injunctive action and/or for any damages which might result therefrom.

3. This is a personal service agreement which may not be assigned. In the event of your death, payments shall be made through the date of such occurrence. In no event will any payment be made after date of death to your estate or any named beneficiary, except for amounts owed to you prior to the date of death.

4.   Your employment will terminate on June 30, 1997.

5. It is agreed that the payments contained herein are inclusive of all vacation pay including accrued, earned or unused vacation.

6. The Key Executive Stock Purchase Incentive Plan will continue based on Plan provisions. It is the Company's express intent that your continued active employment status through June 30, 1997, will mean that, except in the event of your death prior to such date, you will remain in "service" (as defined in the Plan) through the full "Performance Cycle" (as defined in the
Plan) and therefore fully eligible for a full "Deferred Award" pursuant to Section 8 of the Plan. Your resignation of titles shall not constitute a "Termination of Service" for purposes of the Plan. The termination of your employment on June 30, 1997, will not cause an acceleration of the repayment of your Purchase Loan; the balance of such loan, after the application of your Deferred Award, shall remain payable in three annual installments commencing on June 30, 1998, in accordance with Section 7 of the Plan.

7. In consideration of the covenants and payments to be made by the Company, you release American Stores Company, its subsidiaries, affiliates, and their respective successors, officers, directors and employees (hereinafter collectively referred to as "the Company") from any and all claims, actions and causes of action arising out of your employment with the Company, including but not limited to claims based on express or implied contract, covenants of fair dealing and good faith, wrongful discharge, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefits Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Workers Adjustment and Retraining Notification Act and any other applicable federal, state, or local laws, ordinances and regulations. This release does not, however, apply to or waive any rights you may have under applicable workers' compensation laws, the Company's employee benefit plans, the Key Executive Stock Purchase Incentive Plan, or this Continuing Employment and Severance Agreement.

     Further, by agreeing to this release, you are forever relinquishing any right to sue any of the companies and persons described above based on any claim arising out of your employment with the Company (other than claims arising under employee benefit plans or claims for injuries compensable under workers' compensation laws, claims arising under the Key Executive Stock Purchase Incentive Plan, or claims arising under this Continuing Employment and Severance Agreement) and you agree that you will never file any charge or complaint or maintain any litigation against any of those companies or persons based on any of the employment- related claims you are giving up by signing this document. Breach of this covenant will result in, among other damages, the forfeiture of all sums received by you as a result of this agreement.

     Further, you acknowledge that you have been advised to consult with an attorney of your choice regarding the terms of this document before signing it and that you have had 21 days in which to consider the terms of this document before signing it. You may revoke this agreement any time within seven days of signing it and you acknowledge that the terms of this agreement will not be effective until the seven-day revocation period expires.

8. If you execute and return the attached Severance Agreement and Release on or after June 30, 1997, the Company, after the expiration of the seven-day period described in paragraph 4 of the attached, will pay you $10,411 in severance, less applicable deductions. You will receive any balance due from your Annual Bonus for 1993 in April 1994, which will be based on actual Company results. No additional Annual Bonus plan payments will become due or payable.

     You will receive a payout in April 1994 of any balance due from the 91-92-93 Long Term Incentive Plan based on actual results. No additional Long Term Incentive Plan payments will become due or payable.

9. You are eligible for a Company contribution to your ASRE account for compensation paid through 1996. The normal ASRE vesting schedule applies. In July 1997, you will receive a payment equal to the value of any forfeitures, grossed up for taxes, that occur under the ASRE/SERP plans. You will also receive in July 1997 a payment equal to the value of the Company contribution on pay and deposits that would have been made had such pay been ASRE eligible, grossed up for taxes, for the monthly pay in 1997 that is not ASRE eligible, using the same contribution factors as will be used for the 1996 Plan. Amounts referred to in this paragraph for ASRE/SERP gross up do not pertain to severance pay, which is not ASRE eligible. Payments to be made in this paragraph are payments made outside of ASRE/SERP and are not ASRE/SERP eligible.

10. During the period July 1, 1994 through June 30, 1997, you will continue to participate, at your election, in all employee benefit plans and programs available to active, exempt employees such as AD&D, health care, life and supplemental life insurance, but excluding Short and Long-Term Disability coverage, at the same cost and on the same terms available to such employees. Benefits based on salary will be based on an annual salary of $180,000.00.

11. Medical, dental, life insurance and other benefits as noted in paragraph 10 above will end at midnight June 30, 1997. At that time, you will have the opportunity afforded to all terminating employees to convert, to the extent permitted, any group coverage to an individual policy or program, or to select COBRA coverage.

12.  The Company will provide a one-time moving package involving
Relocation of Employee and Equity Home Purchase in accordance with Standard Practice Bulletins 2.4 and 2.5, provided the move is completed prior to June 30, 1997.

13. The Company agrees to continue your coverage under the Director's and Officer's Liability policy for any act or omission or claim which arises while you are an officer of the Company, irrespective of when such claim or action is filed.

14. No other benefits of any kind will be provided to you, except as specifically provided herein.

15. A copy of American Stores Company Termination Allowance Plan and American Stores Company Termination Allowance Summary Plan Description are enclosed. All provisions of the Plan will be in effect except for the calculation of the termination allowance amount as described in paragraph 8 hereof and the extension of the benefits period and payment of three months of COBRA premium as described in paragraph 4.5 (e) of the American Stores Company Termination Allowance Plan.

16. This Agreement supersedes and cancels all other prior agreements between you and the Company, its affiliates, parents and subsidiaries, other than the Key Executive Stock Purchase Incentive Plan, and any employee benefit plans you continue to participate in pursuant to this Agreement.

17. You understand that this agreement is contingent on approval by the Compensation and Stock Option Committee of the Board.

Please take the time to carefully review the above and the attached Release. If the foregoing is acceptable to you, please sign both copies of this memorandum and return them to me for my signature. A fully executed original copy will be returned to you.

This offer will expire on April 1, 1994, unless you have executed this document and returned both copies to me prior to that time.

                                     AMERICAN STORES COMPANY




By  /s/Victor L. Lund
___________________________

Accepted and Agreed to:

/s/Alexander L. Searl
___________________________

Date:  March 25, 1994
       ______________